EXHIBIT 99.1

For further information, contact:

Michael Hara	Calisa Cole
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 486-6263
mhara@nvidia.com	ccole@nvidia.com

FOR IMMEDIATE RELEASE:

NVIDIA REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2009
AND ANNOUNCES INCREASE TO STOCK REPURCHASE PROGRAM

SANTA CLARA, CA—AUGUST 12, 2008—NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the second quarter of fiscal 2009 ended July 27, 2008.

For the second quarter of fiscal 2009, revenue decreased to $892.7 million compared to $935.3 million for the second quarter of fiscal 2008, a decrease of five percent.  For the six months ended July 27, 2008, revenue increased to $2.05 billion compared to $1.78 billion for the six months ended July 29, 2007, an increase of 15 percent.

During the second quarter of fiscal 2009, NVIDIA recorded a $196 million charge against cost of revenue to cover anticipated customer warranty, repair, return, replacement and associated costs arising from a weak die/packaging material set in certain versions of our previous generation MCP and GPU products used in notebook systems.

NVIDIA’s results for the second quarter of fiscal 2009, computed in accordance with U.S. generally accepted accounting principles (GAAP), included a net loss of $120.9 million, or a loss of $0.22 per share.  Non-GAAP net income for the second quarter of fiscal 2009, which excludes stock-based compensation charges, the non-recurring warranty charge against cost of revenue, and the associated tax impact, was $74.5 million, or $0.13 per diluted share.

GAAP net income for the six months ended July 27, 2008 was $55.9 million, or $0.09 per diluted share, compared to $305.0 million, or $0.51 per diluted share, for the six months ended July 29, 2007. Non-GAAP net income for the six months ended July 27, 2008, which excludes stock-based compensation charges, the non-recurring warranty charge against cost of revenue, and the associated tax impact, was $286.2 million, or $0.49 per diluted share, compared to $362.5 million, or $0.62 per diluted share, for the six months ended July 29, 2007.

“Our Q2 financial performance was disappointing.  The desktop PC market around the world weakened during the quarter. And our miscalculation of competitive price position further pressured our desktop GPU business. We have a great product line-up and, having taken the necessary pricing actions, we are strongly positioned again.  Our focus now is to drive cost improvements and to further enhance our competitiveness through the many exciting initiatives we have planned for the rest of the year,” said Jen-Hsun Huang, president and CEO of NVIDIA. “In contrast, the rest of our businesses did not exhibit the same dynamics as our desktop business.  The notebook GPU, MCP, and Professional Solutions groups grew a combined 27 percent year-over year.”

Mr. Huang added, “Though we approach the near term with caution, we remain very optimistic about the expanding universe of visual computing and the exciting growth opportunities made possible by CUDA, our general purpose parallel computing architecture.”

NVIDIA also announced an increase of $1 billion to its stock repurchase program under which it may now purchase up to $2.7 billion of its common stock. Through July 27, 2008, NVIDIA has repurchased 68.0 million shares under the stock repurchase program for a total cost of $1.16 billion.

The repurchases will be made in the open market, in privately negotiated transactions, or in structured share repurchase programs, and may be made from time to time or in one or more larger repurchases. The program will be conducted in compliance with the Securities and Exchange Commission’s Rule 10b-18 and applicable legal requirements and shall be subject to market conditions and other factors.

The program does not obligate NVIDIA to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company's discretion. The purchases will be funded from available working capital.

Second Quarter Fiscal 2009 Highlights and Recent Developments:

·	Launched multiple industry-leading products:
o
GeForce® GTX 280 and 260 GPUs:  Second-generation NVIDIA® unified architecture delivers 50 percent more gaming performance over the NVIDIA GeForce 8800 Ultra GPU -  through 240 processor cores[i] , with support for NVIDIA’s PhysX™ physics engine and CUDA™ parallel processing across a wide range of  price segments.

o	GeForce 9800 GTX+, GeForce 9800 GT, and GeForce 9500 GT GPUs: Provide support for NVIDIA’s PhysX physics engine and CUDA parallel processing across a wide range of price segments.
o	GeForce 9M series notebook GPUs: Enable the world’s first notebooks with Hybrid SLI® technology and NVIDIA PhysX technology.
o	Tesla™ C1060 computing processor and S1070 computing system: Respectively, the world’s first teraflop processor and a 1U system with up to four teraflops of performance.
o	Tegra™ 650 and 600: World’s first single-chip heterogeneous computer architecture designed for low-power mobile computing devices.
o
SLI for Intel Bloomfield CPU platforms:  When paired with the NVIDIA nForce® 200 SLI MCP, Intel’s Bloomfield CPU and Tylersburg core logic chipset will deliver NVIDIA three-way SLI technology with up to a 2.8x performance boost over traditional single graphics card platforms.

·
Appointed first two CUDA Centers of Excellence – University of Illinois at Urbana-Champaign (UIUC) and University of Utah:  The CUDA Centers of Excellence Program recognizes and rewards schools for their pioneering work in parallel computing education along with the integration of the CUDA software environment into their curriculum.

·
Announced the NVIDIA and Stanford Folding@home Partnership:  GeForce GPUs run Folding@home protein simulations 140 times faster than traditional processors, which we believe will dramatically accelerate the search for cures to life-threatening diseases such as cancer, cystic fibrosis, and Parkinson’s disease.

NVIDIA will conduct a conference call with analysts and investors to discuss its second quarter fiscal 2009 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (212) 231-2901. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site www.nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its third quarter fiscal 2009.

Non-GAAP Measures
To supplement the Company’s Condensed Consolidated Statements of Operations presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP net income, and non-GAAP diluted net income per share. In order for our investors to be better able to compare our current results with those of previous periods, we have shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, a non-recurring charge against cost of revenue to cover anticipated customer warranty, repair, return, replacement and associated costs and expenses arising from a weak die/packaging material set in certain versions of our previous generation MCP and GPU products used in notebook systems, and the associated tax impact, where applicable. We believe the presentation of our non-GAAP financial measures enhances the user's overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA
NVIDIA is the world leader in visual computing technologies and the inventor of the GPU, a high-performance processor which generates breathtaking, interactive graphics on workstations, personal computers, game consoles, and mobile devices. NVIDIA serves the entertainment and consumer market with its GeForce® products, the professional design and visualization market with its Quadro® products, and the high-performance computing market with its Tesla™ products. NVIDIA is headquartered in Santa Clara, California and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, any statements as to: our initiatives; our growth opportunities; the expansion of visual computing; our cost improvements; costs associated with the weak die/packaging material set; enhancement of our competitive position; the timing and extent of any stock repurchases; and uses of our available funds are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble and test our products; design, manufacturing or software defects; slower than expected growth of a target market; development of faster or more efficient GPU or CPU technology;  adoption of the CPU instead of the GPU for non-graphical computational tasks; unexpected loss of performance of our products or technologies when integrated into systems; the impact of technological development and competition; fluctuations in the stock market and the price of NVIDIA stock; changes in industry standards and interfaces as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the period ended April 27, 2008. Copies of reports filed with the SEC are posted on our Web site and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

Copyright © 2008 NVIDIA Corporation.  All rights reserved.  NVIDIA, the NVIDIA logo, GeForce, Quadro, Tesla, Tegra, SLI, PhysX, CUDA, and nForce are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

iThe number of processor cores varies by model. GeForce GTX 280 has 240 processor cores. GeForce GTX 260 has 192 processor cores. Weighted average performance improvement is based on a comparison between the GeForce GTX 280 and the GeForce 8800 Ultra in a variety of benchmarks and resolutions.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007

Revenue	$892,676	$935,253	$2,046,064	$1,779,533
Cost of revenue	742,759	511,261	1,381,304	975,403
Gross profit	149,917	423,992	664,760	804,130

Operating expenses
Research and development	212,910	157,952	431,740	316,273
Sales, general and administrative	92,399	81,280	185,433	161,851
Total operating expenses	305,309	239,232	617,173	478,124
Operating income (loss)	(155,392)	184,760	47,587	326,006
Interest and other income, net	8,792	16,091	18,831	28,634
Income (loss) before income tax expense	(146,600)	200,851	66,418	354,640
Income tax expense (benefit) (A)	(25,671)	28,119	10,542	49,649
Net income (loss)	$(120,929)	$172,732	55,876	304,991

Basic net income (loss) per share (B)	$(0.22)	$0.32	$0.10	$0.56
Diluted net income (loss) per share (B)	$(0.22)	$0.29	$0.09	$0.51

Shares used in basic per share computation (B)	555,417	547,305	555,531	544,275
Shares used in diluted per share computation (B)	555,417	603,830	592,181	600,957

(A) The income tax expense (benefit) rate for the three and six months ended July 27, 2008 was (17.5)% and 15.9%, respectively. The income tax expense rate for the three and six months ended July 29, 2007 was 14%.

(B) Reflects a three-for-two stock split on September 10, 2007.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007

GAAP gross profit	$149,917	$423,992	$664,760	$804,130
Stock-based compensation expense included in cost of revenue (A)	3,333	2,702	6,469	5,511
Warranty charge against cost of revenue arising from a weak die/packaging material set	195,954	-	195,954	-
Non-GAAP gross profit	$349,204	$426,694	$867,183	$809,641

GAAP net income (loss)	$(120,929)	$172,732	$55,876	$304,991
Stock-based compensation expense (A)	40,365	29,460	82,489	66,865
Warranty charge against cost of revenue arising from a weak die/packaging material set	195,954	-	195,954	-
Income tax impact of non-GAAP adjustments	(40,923)	(4,125)	(48,084)	(9,362)
Non-GAAP net income	$74,467	$198,067	$286,235	$362,494

Diluted net income (loss) per share (B)
GAAP	$(0.22)	$0.29	$0.09	$0.51
Non-GAAP	$0.13	$0.34	$0.49	$0.62

Shares used in GAAP diluted net income (loss) per share computation (B)	555,417	603,830	592,181	600,957
Cumulative impact of non-GAAP adjustments (C)	(10,251)	(15,582)	(10,811)	(16,002)
Impact of shares used in computing GAAP loss to non-GAAP income	34,329	-	-	-
Shares used in non-GAAP diluted net income per share computation (B)	579,495	588,248	581,370	584,955

(A) Results include stock-based compensation expense as follows:
	Three Months Ended		Six Months Ended
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
Cost of revenue	$3,333	$2,702	$6,469	$5,511
Research and development	$24,226	$16,421	$48,760	$38,821
Sales, general and administrative	$12,806	$10,337	$27,260	$22,533

(B) Reflects a three-for-two stock split on September 10, 2007.
(C) Reflects an adjustment to the diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB 25).

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	July 27,	January 27,
	2008	2008
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$1,657,230	$1,809,478
Accounts receivable, net	679,416	666,494
Inventories	432,279	358,521
Prepaid expenses and other current assets	45,294	54,336
Total current assets	2,814,219	2,888,829

Property and equipment, net	599,478	359,808
Goodwill	365,800	354,057
Intangible assets, net	145,148	106,926
Deposits and other assets	35,404	38,051
Total assets	$3,960,049	$3,747,671

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$438,892	$492,099
Accrued liabilities	696,124	475,062
Total current liabilities	1,135,016	967,161

Other long-term liabilities	162,118	162,598
Stockholders' equity	2,662,915	2,617,912
Total liabilities and stockholders' equity	$3,960,049	$3,747,671